Exhibit 3.124
AMENDED AND RESTATED
OPERATING AGREEMENT
OF
KANSAS HEALTHCARE MANAGEMENT SERVICES, LLC
     This Agreement is made and entered into as of the 12th day of September, 1997, by and among Pioneer Valley Hospital, Inc. d/b/a Columbia Halstead Hospital, a Utah corporation (“Columbia Sub”), The Hertzler Clinic, P.A., a Kansas professional association (“Physician Group”), and Kansas Healthcare Management Company, Inc., a Kansas corporation, (“Executive Manager”), with reference to the following facts:
     WHEREAS, Kansas Healthcare Management Services, LLC (the “Company”), a limited liability company organized under the laws of Kansas, was formed by Physician Group and Executive Manager (collectively, the “Initial Members”), who have executed the original Operating Agreement of the Company (the “Original Operating Agreement”);
     WHEREAS, the Initial Members and the Company are parties to that certain Contribution Agreement (the “Contribution Agreement”) pursuant to which the Initial Members have contributed the assets set forth on Schedule 1 thereto to the Company;
     WHEREAS, pursuant to that certain Sale and Contribution Agreement (the “Sate Agreement”), Columbia Sub has purchased from Physician Group and the Company that portion of membership interests in the Company that resulted in (i) 50.00% of the issued and outstanding membership interest of the Company being currently owned by Physician Group, (ii) 0.01% of the issued and outstanding membership interest of the Company being currently owned by Executive Manager, and (iii) 49.99% of the issued and outstanding membership interest of the Company being currently owned by Columbia Sub; and
     WHEREAS, pursuant to the condition to their respective obligations under the Sale Agreement set forth in Sections 6.4 and 7.4 thereof, Columbia Sub and the Physician Group are obligated to amend and restate the Original Operating Agreement as set forth herein;
     NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, each of the parties hereby agrees as follows:
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PARAGRAPH 1. CERTAIN DEFINITIONS.
     1.1 Defined Terms. The following capitalized terms shall have the respective meanings specified in this Paragraph 1.1. Capitalized terms not defined in this Agreement shall have the meanings specified in the Act.
     “Accrued Operating Expenses” for a Person means all accrued and unpaid liabilities (whether or not due) of such Person as of the relevant date of determination which are described in the following categories: (i) trade payables incurred to suppliers of goods or services, (h) water, gas, electricity and other utility charges, (iii) license fees, (iv) rent, common area maintenance charges, operating expenses and other charges arising under any lease agreement under which such Person is the tenant, (v) insurance premiums, (vi) salaries and other payroll costs respecting employees accrued in accordance with normal accounting practices, (vii) taxes and (viii) similar liabilities incurred in the ordinary course of business and customarily recorded as a current liability, other than the current portion of Long Term Debt and deferred income taxes.
     “Act” means the Kansas Limited Liability Company Act, KSA § 17-7601, et seq., as amended from time to time.
     “Additional Member” means a Person who is admitted into the company as a Member pursuant to the terms of Paragraph 6.5 hereof.
     “Affiliate” of a specified Person means any corporation, partnership, sole proprietorship or other Person or entity which directly or indirectly through one or more intermediaries controls, is controls, is controlled by or is under common control with the Person specified. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity.
     “Agreement” means this Operating Agreement, as amended from time to time, including each exhibit hereto.
     “Bankruptcy” means, as to any Member, the Member’s taking or acquiescing to the taking of any action seeking relief under, or advantage of any applicable debtor relief liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term “acquiescing” shall include, without limitation, the failure to file within the time specified by law, an answer or opposition to any proceeding against such Member under any such law and a failure to file, within 30 days after its entry, a petition, answer or motion to vacate or to discharge any order, judgment or decree providing for any relief under any such law.
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     “Board of Managers” means the group of Managers of the Company having the duties as described in Paragraph_5 this Agreement.
     “Capital Contribution” means, as to any Member, the amount of cash or the Agreed Value (as defined in Exhibit A attached hereto) of all property contributed to the Company by the Member. which is set forth opposite such Member’s name on the attached Exhibit B under the heading “Capital Contribution.”
     “Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding revenue law.
     “Columbia” means Columbia/HCA Healthcare Corporation, a Delaware corporation, and any successor in interest.
     “Columbia Affiliate” means any Affiliate of Columbia (other than a natural person)
      “Columbia Sub” means Pioneer Valley Hospital, Inc. d/b/a Columbia Halstead Hospital, a Utah corporation and a wholly-owned subsidiary of Columbia;
      “Company” means Kansas Healthcare Management Services, LLC, a Limited liability company organized under the laws of Kansas, the business and affairs of which are governed by this Agreement.
     “Company Minimum Gain” means the amount determined in accordance with the principles of Section 1.704-2(d) of the Regulations.
     “Contribution Agreement” means that certain Contribution Agreement, of even date herewith, among the Initial Members.
     “Distribution” means any money or other property distributed to a Member pursuant to Paragraph 4.2 hereof and Exhibit A hereto with respect to a Membership Interest.
     “Executive Manager” means Kansas Healthcare Management Company, a Kansas corporation and a wholly-owned subsidiary of Columbia Sub, or any other Person to whom the Board of Managers may, from time to time, delegate the management of day-to-day operation of the business of the Company in accordance with the provisions of Paragraph 5.1 hereof.
     “Initial Members” means Physician Group and Executive Manager.
     “Law” means the common law, all statutes, all published and generally available rules, regulations, ordinances, orders, codes, permits, licenses and agreements with or of federal, state,
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local and foreign governmental and regulatory authorities and any order, writ, injunction or decree issued by any court, arbitrator or governmental agency or in connection with any judicial, administrative or other non-judicial proceeding (including, without limitation, arbitration or reference).
     “Liquidator” means the Person who liquidates the Company under Paragraph 9 hereof.
     “Manager” means a manager appointed by the Members in accordance with the provisions of Section 17-7612 of the Act.
     “Member” means any of Physician Group, Columbia Sub, or Executive Manager, and any Substituted Member or Additional Member, but excluding any Person who ceases to be a member of the Company pursuant to this Agreement. “Members” means all of the Persons who are members of the Company as defined herein.
     “Member Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.
     “Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.
     “Membership Interest” means a Member’s rights in the Company, collectively, including the Member’s economic interest, any right to vote or participate in management, and any right to information concerning the business and affairs of the Company (“Governance Rights”).
     “Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Member in a manner consistent with the Treasury Regulations under Code Section 704(b).
     “Net Cash Flow” means, all cash derived from operations of the Company (including interest received on reserves), without reduction for any non cash charges, but less cash used to pay current operating expenses and less a reserve of 90 days Accrued Operating Expenses and/or such other reasonable reserves as determined by the Board of Managers in accordance with the provisions of Paragraph 5.8.7 hereof.
     “Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code), that, in accordance with the principles of Section 1.704-2(c) of the Regulations, are attributable to a Nonrecourse Liability.
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     “Nonrecourse Liability” has the meaning set forth in Section l.752-l(a)(2) of the Regulations.
     “Person” means any individual, partnership, corporation, trust, unincorporated association, limited liability company, joint venture or any other entity of any kind whatsoever. whether for profit or not-for-profit.
     “Physician Group” means The Hertzler Clinic, P.A., a Kansas professional association.
     “Physician Group Affiliate” means any Affiliate of Physician Group.
     “Sale Agreement” means the Sale and Contribution Agreement, of even date herewith. among Columbia Sub, Physician Group, the shareholders of Physician Group and the Company.
     “Service Agreement” means that certain Comprehensive Service Agreement of even date herewith, by and between Physician Group and the Company.
     “Sharing Percentage” means, as to a Member, the percentage obtained by dividing the Units of such Member by an amount equal to the total Units of all Members. The Members hereby agree that their Sharing Percentages shall constitute their “interests in the Company profits” for purposes of determining their respective shares of the Company’s “excess nonrecourse liabilities” (within the meaning of Section 1.752-3(a)(3) of the Regulations).
     “Substituted Member” means any Person admitted to the Company as a Member pursuant to Paragraph 6.2.
     “Taxes” means (i) all federal, state, county and local sales, use, property, payroll, recordation and transfer taxes, (ii) all federal, state, county and local taxes, levies, fees, assessments or surcharges (however designated, including privilege taxes, room or bed taxes and user fees) which are based on gross receipts, net operating revenues or patient days or a formula taking any one of the foregoing into account, and (iii) any interest, penalties and additions to tax attributable to any of the foregoing, but shall not include any income tax or other tax based on net income or its equivalent, however designated.
     “Treasury Regulations” or “Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect to provisions of the Code, including any temporary regulations from time to time promulgated. Subject to applicable transition rules, if any, all references to sections of the Regulations shall include any corresponding provisions of succeeding, substitute, temporary, proposed or final Regulations, the effective dates of which are applicable to the Company.
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     “Units” means all or a certain percentage of the issued and outstanding ownership interests of the Company held by the Members. “Unit” means any one of the Units.
     “Written” or “in writing” includes facsimile and telegraphic communication.
     1 .2 Terms Defined Elsewhere. Certain capitalized terms are defined elsewhere in this Agreement and, at their respective first reference, are presented in boldface type, in quotation marks and in parentheses.
PARAGRAPH 2. FORMATION; NAME; OFFICE; PURPOSE; TERM.
     2.1 Organization.
           2.1.1 The Initial Members (i) formed the Company pursuant to the Act by causing the Articles of Organization to be filed with the Office of the Secretary of State of the State of Kansas; (ii) entered into the Original Operating Agreement, which agreement is amended and restated in its entirety by this Agreement; and (iii) contributed cash and certain assets to the Company pursuant to the terms of the Contribution Agreement. Except as set forth in this Agreement, the Act and Articles of Organization shall govern the rights and liabilities of the Members.
          2.1.2 Pursuant to terms of the Sale Agreement, Columbia Sub has acquired a portion of the Membership Interest held by Physician Group and membership interest from the Company. Columbia Sub is hereby admitted as a Member of the Company and is the lawful owner of 49.99% of the issued and outstanding Membership Interests. Physician Group and Executive Manager continue to be Members and are the lawful owners of 50.00% of the issued and outstanding Membership Interests and 0.01% of the issued and outstanding Membership Interests, respectively.
     2.2 Name of the Company. The name of the Company is “KANSAS HEALTHCARE MANAGEMENT SERVICES, LLC.”
     2.3 Purpose. The Company is organized to engage in the business of providing medical practice management and related services (“MSO Services”) to physician practices and to do any and all things necessary, convenient, or incidental to that purpose and engage in any other lawful activity: provided, however, the Company shall not engage in the practice of medicine or provide medical care directly to patients.
     2.4 Term. The Company shall continue in existence until dissolved as provided by this Agreement or the Act.
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     2.5 Principal Executive Office. The principal executive office of the Company shall be located at 327 Chestnut Street, Halstead, Kansas 67056.
     2.6 Agent. The name and address of the Company’s agent for services of process in the State of Kansas is SLS Service Corp. of Kansas, Inc., 5900 West 127th Street, Overland Park. Kansas 66209.
     2.7 Members. The name, present mailing address, taxpayer identification number and voting class of each Member are set forth on Exhibit B hereto.
PARAGRAPH 3. MEMBERS. CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS.
     3.1 Membership Interest. Each Member has contributed its Capital Contribution to the capital of the Company.
     3.2 Additional Capital Contributions. If Additional Capital Contributions (herein so called) are required for any expenditure of the Company, the Board of Managers shall have the right to request Members to make equal Additional Capital Contributions to the Company in excess of its, his or her initial Capital Contribution. If the Manager makes such a request no Member shall be required to make such Additional Capital Contribution, provided that if any Member elects not to make the Additional Capital Contribution (a “Noncontributing Member”), the Members who or which have made an Additional Capital Contribution pursuant to such call (the “Contributing Members”) shall have the right to contribute to the Company the amount of cash that the Noncontributing Member or Members failed to contribute in proportion to their Sharing Percentages. The Members shall have 30 days from the Manager’s request in which to elect to make or not make such Additional Capital Contributions. Effective as of the end of such 30-day period, the Members’ Sharing Percentages shall be adjusted, as follows: Each Member’s Sharing Percentage thereafter shall be equal to a fraction (converted to a percentage), the numerator of which is the amount of such Member’s Capital Account and the denominator of which is the aggregate amount of all Member’s Capital Accounts. The number of Units held by each Member shall be adjusted automatically to reflect any change in the Members’ Sharing Percentages under this Paragraph.
     3.3 Capital Accounts. A Capital Account (herein so called) shall be established and maintained for each Member for the full term of this Agreement in accordance with the capital accounting rules of Section 1.704(b)(2)(iv) of the Regulations. Each Member shall have only one Capital Account, regardless of the number or classes (in the event more than one class of Units shall hereafter be approved by the Members) of Units or other interests in the Company owned by such Member and regardless of the time or manner in which such Units or other interests were acquired by such Member. Pursuant to the basic capital accounting rules of Section 1.704- l(b)(2)(iv) of the Regulations, the balance of each Member’s Capital Account shall be:
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          3.3.1 Increased by the amount of money contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company pursuant to this Paragraph 3 and decreased by the amount of money distributed to such Member (or such Member’s predecessor in interest) pursuant to Paragraph 6 hereof;
          3.3.2 Increased by the fair market value of each property (determined without regard to Section 7701(g) of the Code) contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company pursuant to this Paragraph 3 (net of all liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code) and decreased by the fair market value of each properly (determined without regard to Section 7701(g) of the Code) distributed to such Member (or such Member’s predecessor in interest) by the Company pursuant to Paragraph 4 or 9 hereof (net of all liabilities secured by such property that such Member is considered to assume or take subject to under Section 752 of the Code);
          3.3.3 Increased by the amount of each item of Company profit allocated to such Member (or such Member’s predecessor in interest) pursuant to Section 3.1 of Exhibit A hereto;
          3.3.4 Decreased by the amount of each item of Company loss allocated to such Member (or such Member’s predecessor in interest) pursuant to Section 3.1 of Exhibit A hereto; and
          3.3.5 Otherwise adjusted as follows:
     (i) Effective immediately prior to any “Revaluation Event” (as defined in Exhibit A hereto), the balances of all Members’ Capital Accounts shall be adjusted to reflect the manner in which items of profit or loss, as computed for book purposes, equal to the “Unrealized Book Gain Or Loss” (as defined in Exhibit A hereto) then existing with respect to each Company property (to the extent not previously reflected in the Members’ Capital Accounts) would be allocated among the Members pursuant to Section 3.1 of Exhibit A hereto if there were a taxable disposition of such property immediately prior to such Revaluation Event for its fair market value (as determined by the Manager taking Section 7701(g) of the Code into account);
     (ii) With respect to items of Company profit and loss, the balances of all the Members’ Capital Accounts shall be adjusted solely for allocations of such items, as computed for book purposes, under Section 3.1 of Exhibit A hereto and shall not be adjusted for allocations of correlative Tax Items under Section 3.2 of Exhibit A hereto;
     (iii) Immediately before giving effect under Paragraph 3.3.2 hereof to any adjustment attributable to the distribution of property to a Member, the balances of all the
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Members’ Capital Accounts first shall be adjusted to reflect the manner in which items of profit or loss, as computed for book purposes, equal to the Unrealized Book Gain Or Loss existing with respect to the distributed property (to the extent not previously reflected in the Members’ Capital Accounts) would be allocated among the Members pursuant to Section 3.1 of Exhibit A hereto if there were a taxable disposition of such property, on the date of such distribution, by the Company for its fair market value at the time of such distribution (as agreed to in writing by the Members taking Section 7701(g) of the Code into account (i.e., such value shall not be agreed to be less than the amount of Nonrecourse Liabilities to which such property is subject)); and
     (iv) Upon the transfer of all or part of any Unit or other interest in the Company, the Capital Account of the transferor Member, to the extent attributable to the transferred interest, shall carry over to the transferee Member; provided, however, if the transfer causes the termination of the Company for federal income tax purposes under Section 708(b)(l)(B) of the Code, the Capital Account that carries over to the transferee Member shall be subject to adjustment in accordance with Paragraph 3.3.5(i) hereof in connection with the resulting constructive liquidation of the Company for federal income tax purpose;
     3.4 Additional Provisions Regarding Capital Accounts.
          3.4.1 If a Member pays any Company indebtedness or forgives any Company indebtedness owing to such Member, such payment or forgiveness shall be treated as a cash contribution by that Member to the capital of the Company, and the Capital Account of such Member shall be increased by the amount so paid by such Member.
          3.4.2 Except as otherwise provided herein, no Member may contribute capital to, or withdraw capital from, the Company. To the extent any monies which any Member is entitled to receive pursuant to the Agreement would constitute a return of capital, each of the Members consents to the withdrawal of such capital.
          3.4.3 A loan by a Member to the Company shall not be considered a contribution of money to the capital of the Company, and the balance of such Member’s Capital Account shall not be increased by the amount so loaned. No repayment of principal or interest on any such loan, reimbursement made to a Member with respect to advances or other payments made by such Member on behalf of the Company or payments of fees to a Member which are made by the Company shall be considered a return of capital or in any manner affect the balance of such Member’s Capital Account.
          3.4.4 No Member with a deficit balance in its Capital Account shall have any obligation to the Company or any other Member to restore such deficit balance. In addition, no
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venturer or partner in any Member shall have any liability to the Company or any other Member for any deficit balance in such venturer’s or partner’s capital account in the Member in which it is a partner or venturer. Furthermore, a deficit Capital Account balance of a Member (or a capital account of a partner or venturer in a Member) shall not be deemed to be a liability of such Member (or of such venturer or partner in such Member) or a Company asset or property. The provisions of this Paragraph 3.4.4 shall not affect any Member’s obligation to make capital contributions to the Company that are required to be made by such Member pursuant to this Agreement.
          3.4.5 Except as otherwise provided herein, no interest shall be paid on any capital contributed to the Company or the balance in any Member’s Capital Account.
          3.4.6 All of the provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with the Regulations. If the Board of Managers or the Tax Matters Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any of the Members) are computed in order to comply with the Regulations, the Board of Managers or the Tax Matters Partner may make such modifications, provided that such modifications are not likely to have a material effect on the amounts distributable to any Member from the Company. The Board of Managers or the Tax Matters Partner shall also make appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations.
          3.4.7 A Member’s Capital Account shall not be increased upon the payment of any Liquidated Damages Payment (as such term is defined in Section 3.4 of Exhibit A hereto).
          3.4.8
     (i) A Member’s Capital Account may, at the election of such Member, be reduced, in lieu of payment in cash of a Liquidated Damages Payment, by the amount equal to the amount of such Liquidated Damages Payment owing to the Company by the Member; provided, however, that in the event a Member does not tender a Liquidated Damages Payment in full to the Company on or before the 20th calendar day after such payment is due, the Member shall be deemed to have elected to reduce its Capital Account in lieu of making such payment. In the event the Member shall elect to reduce his Capital Account by the amount of a Liquidated Damages Payment, then the Member shall be permitted to make a capital contribution, whether by payment of cash to the Company or surrendering the right to distributions made by the Company to the Members, in an amount
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equal to the Liquidated Damages Amount and thereby return such Member’s Capital Account to the balance in effect prior to such reduction.
     (ii) In addition, the Member shall have the right to make payments of the Liquidated Damages Amount exclusively from the distributions owing thereto made by the Company pursuant to Paragraph 4.2 hereof. The Member may exercise this right by delivering written notice to the Company and, thereafter, shall not be entitled to any distribution declared or paid to Members until the aggregate amount of such distributions owing to the Member shall equal the amount of Liquidated Damages Payment owing to the Company. If the Member shall elect to exercise such right, the Members’ Capital Account shall not be reduced as set forth above; provided, however, the Managers appointed by such Member shall abstain from any vote on a decision to make a distribution to Members pursuant to Paragraph 4.2 hereof if the Liquidated Damages Payment shall not have been paid in full on or before the first annual anniversary of the date on which the Liquidated Damages Payment was first owing to the Company.
          3.4.9 If Physician Group shall be required to pay “liquidated damages” (hereinafter “Non-competition Damages”) as a result of a breach of a covenant not to compete by a former employee of Physician Group in accordance with the provisions of Section 3.10 of the Service Agreement, then the following provisions shall apply:
      (i) Physician Group’s Capital Account shall not be increased upon the payment of the Non-competition Damages;
     (ii) Physician Group may elect to pay Non-competition Damages in cash or, at the option of Physician Group, may elect to reduce its Capital Account or make payment exclusively from the distributions owing thereto made by the Company pursuant to Paragraph 4.2 hereof in the manner as set forth in Paragraph 3.4.8 hereof relating to the payment of Liquidated Damages Payment; and
     (iii) In the event Physician Group’s Capital Account shall be reduced as the result of a non-payment of Non-competition Damages and, subsequent to any such non-payment, a court of competent jurisdiction holds that the amount of damages owing to Physician Group by its former employee as a result of the employee’s breach of the restrictive covenant is less than the Non-competition Damages, then the amount of the Non-competition Damages owing by Physician Group shall be deemed to have been equal to the amount as determined by the court of competent jurisdiction and Physician Group’s Capital Account shall be increased by an amount equal to the difference between (x) the amount of Non-Competition Damages and (y) the amount of damages determined by the court to be owing to Physician Group by its former employee.
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     3.5 Loans. Any Member, with the consent of the Board of Managers, may lend money to the Company. If the Board of Managers or, with the written consent of the Board of Managers, any Member makes any loan or loans to the Company, the amount of any such loan shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company. Any Member’s loan to the Company shall be repayable out of the Company’s cash and shall bear interest at prevailing market rates. None of the Members nor any of their Affiliates shall be obligated to loan money to the Company.
PARAGRAPH 4. ALLOCATIONS AND DISTRIBUTION.
     4. 1 Allocations of Profit or Loss. All items of income or loss of the Company shall be allocated to the Members in accordance with the provisions of Exhibit A attached hereto, which is hereby incorporated by reference for all purposes of this Agreement.
     4.2 Distribution of Excess Cash.
          4.2.1 Except as may be otherwise provided in Paragraph 9,3, or as may otherwise be prohibited or required by applicable law, the Board of Managers may determine in its reasonable judgment to what extent (if any) the Company’s cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, authorized acquisitions, capital expenditures, and a reasonable contingency reserve. If such an excess exists, the Board of Managers will cause the Company to distribute such excess to the Members, pro rata in accordance with their respective Sharing Percentages. not less often than quarterly.
          4.2.2 Notwithstanding the foregoing, the Board of Managers will cause the Company to make distributions to the Members on a quarterly basis in amounts estimated by the Board of Managers to be sufficient to pay the Members respective Federal income tax liabilities (including estimated payments) on the income tax allocations pursuant to Paragraph 4.1, assuming tax would be due with respect to such allocations at the maximum marginal tax rate applicable to individuals.
          4.3 Distributions of Cash on New Issuances of Units. If additional Units are issued by the Company pursuant to Paragraph 6.5 below, the cash paid to the Company for such Units shall be distributed by the Company to the Members and the Members agree that any such issuance and distributions constitute, and shall be reported as, a sale of Units by the Members receiving such cash to the newly admitted Members. In lieu of treating the transaction as a sale of Units by the Members, the Board of Managers may elect to treat the issuance and sale of additional Units as a contribution to the Company of the proceeds of the sale of such additional Units, in which case the Company shall retain all such proceeds. In such case, each Member shall retain all Units held by it and the Sharing Percentages of all Members shall be adjusted appropriately in accordance with Paragraph 1 hereof.
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PARAGRAPH 5. MANAGEMENT, RIGHTS, POWERS AND DUTIES.
      5.1 Management and Board of Managers. Subject to any provision or limitations of the Articles of Organization, this Agreement (including without limitation the provisions of Paragraph 5.8.7) and the Act that limit the power of Managers, the business and affairs of the Company shall be managed and all company powers shall be exercised by or under the direction of the Board of Managers. The Board of Managers shall delegate to an Executive Manager the management of certain operations of the business of the Company as shall be agreed, from time to time, between the Executive Manager and the Board of Managers; provided, however, that the business and affairs of the Company shall be managed and all Company powers shall be exercised under the ultimate direction of the Board of Managers. Each person serving on the Board of Managers shall be referred to herein as a “Manager”. The Company shall have six Managers. who shall be individuals. Columbia Sub shall appoint three of the Managers (the “Columbia Managers”) and Physician Group shall appoint three of the Managers (the “Physician Group Managers”). The Columbia Managers shall constitute one class of Managers and shall be entitled to one vote collectively, on all issues to come before the Board; the Physician Group Managers shall constitute one class of Managers and shall be entitled to one vote, collectively, on all issues to come before the Board. Each Manager shall serve at the pleasure of the Member who appointed him or her and may be removed, with or without cause, from the Board of Managers by the appointing Member. Each Manager shall be reappointed or replaced at the annual meeting of the Members. If a position of Manager becomes vacant for any reason, the Member who appointed the former Manager shall appoint a successor Manager to fill the vacancy. Notwithstanding the foregoing, if at any time a Member owns less than 20% of the Units then issued and outstanding, then such Member shall not be entitled to appoint any Managers.
     5.2 Duties. Each Manager shall devote such time to the business and affairs of (the Company as is necessary to carry out the Manager’s duties set forth in this Agreement.
     5.3 Standard of Care and Loyalty.
          5.3.1 Subject to the provisions of this Paragraph 5.3, the fiduciary duties a Manager owes to the Company and the other Members are those found in the Act.
          5.3.2 A Manager’s duty of care to the Company and the Members in the conduct or winding up of the Company business is limited to refraining from engaging in negligent or reckless conduct, intentional misconduct, or a knowing violation of law.
          5.3.3 A Manager’s duty of loyalty to the Company and the Members is limited to the following:
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     (i) To account to the Company and hold as trustee for it any property. profit or benefit derived by the Manager in the conduct or winding up of the business of the Company or derived from a use by the Manager of property of the Company, including the appropriation of a Company opportunity, without the consent of the Members; and
     (ii) To refrain from dealing with the Company in the conduct or winding up of the Company business as or on behalf of a party having an interest adverse to the Company without the consent of the Members.
     5.4 Indemnification of Managers and Executive Manager.
          5.4.1 No Manager shall be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by such Manager within the scope of the authority conferred thereto by this Agreement or by the Board of Managers, and within the standard of care specified in Paragraph 5.3 hereof.
          5.4.2 None of the Executive Manager or any officer of the Company shall be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by such party within the scope of the authority conferred thereto by this Agreement or by the Board of Managers, unless such act constitutes grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of Law.
          5.4.3 For so long as the Executive Manager shall be an affiliate of Columbia Sub, Columbia Sub hereby agrees to guaranty, without limitation, any liability of the Executive Manager to any Member or to the Company arising from any act that violates the standard of care specified in Paragraph 5.4.2 hereof.
          5.4.4 The Company shall indemnify each Manager and Executive Manager for any act performed thereby within the scope of the authority conferred on such Manager or Executive Manager by this Agreement or by the Board of Managers, unless such act constitutes grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of Law.
     5.5 Compensation.
          5.5.1 Upon substantiation of the amount and purpose thereof, a Manager shall be entitled to reimbursement for expenses reasonably incurred, including but not limited to continuing education courses attended for the purpose of Increasing Board Members’ understanding and skills to enable them to provide knowledgeable and meaningful Board service, and advances reasonably made, in furtherance of the business of the Company.
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          5.5.2 As compensation and consideration for the performance of its duties and responsibilities as Executive Manager, the Executive Manager shall be entitled to receive a monthly management fee (the “Management Fee”), which shall equal that percentage of the Company’s net revenues for the preceding month as defined in the table-below:

Time Period	Percentage
On or before the first anniversary hereof:	1.25%
After the first anniversary and on or before the second anniversary hereof:	1 .50%
After the second anniversary and on or before the third anniversary hereof:	175%
On or after the fourth anniversary hereof:	1.85%
     Such management fee will be paid on or before the 20th day of each month after the month the Company starts to conduct business operations For purposes of this Paragraph 5.5.2. the Company’s net revenues shall mean its gross operating revenues less its contractual adjustments (including without limitation any patient refunds), administrative discounts, and uncollectible amounts as determined under the method of accounting approved by the Board of Managers, in accordance with generally accepted accounting principles and consistent with Columbia’s historical practices.
     5.6 Officers. The Company shall have a chief executive officer and a secretary, each of whom shall be appointed and removed by the Board of Managers in accordance with the provisions of Paragraph 5.8.7 hereof. The chief executive officer shall initially be David A. Hile. shall be an employee of, and compensated by, the Company, and shall be responsible for the day- to-day operation of the business of the Company subject to the direction of the Board of Managers. The Board of Managers may, from time to time, appoint additional officers of the Company. Any additional officers so appointed shall have such authority and perform such duties as the Board of Managers may, from time to time, delegate to them. Unless the Board of Managers decides otherwise, if the title of an officer is one commonly used for an officer of a business corporation formed under the general corporation act in effect in the state of Kansas, the use of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. Any number of offices may be held by the same individual except the offices of chief executive officer and secretary. The salaries or other compensation, if any, of the officers and agents of the Company shall be, fixed from time to time by the Board of Managers. Any officer may be removed as such, either with or without cause, by the Board of Managers in accordance with the provisions of Paragraph 5.8.7 hereof.
Confidential and Proprietary:
Disclosure Prohibited

     5.7 Committees.
          5.7.1 Committees. The Board of Managers may, by resolution adopted by both classes of Managers, designate one or more committees, each consisting of two or more Managers, to serve at the pleasure of the Board of Managers. Any committee designated by the Board of Managers may take action only through a majority vote of its Members.
          5.7.2 Alternate Members. The Board of Managers may designate one or more Managers as alternate members of any committee to replace any absent member at any meeting of the committee. The appointment of members or alternate members of a committee requires the vote of both classes of Managers.
          5.7.3 Authority. Any such committee, to the extent provided in the resolution of the Board of Managers, shall have all the authority of the Board of Managers, except with respect to: (i) approving any action for which Members’ approval or approval of the outstanding Membership Interests is required by law; (ii) approving any action described in Paragraph 5.8.7 of this Agreement; or (iii) appointing other committees of the Board of Managers or the Members thereof.
          5.7.4 Chairman. The Board of Managers shall designate a chairman for each committee who shall have the sole power to call any committee meeting other than a meeting set by the Board of Managers. Except as otherwise established by the Board of Managers, the provisions of this Agreement which apply to Managers shall apply to committees of the Board of Managers and actions by such committees, with those provisions being changed that should be changed in order to apply to such committees and their actions.
     5.8 Meetings of and Voting by Managers.
          5.8.1 Initial Meeting. The Board of Managers shall hold a regular meeting immediately after the meeting of Members at which it is elected and at the place where such meeting is held for the purpose of appointing officers of the Company and otherwise organizing and transacting other business. No notice of such meeting shall be required.
          5.8.2 Calling of Meetings. Meetings of the Board of Managers may be called by any two Managers.
          5.8.3 Regular Meetings. Regular meetings of the Board of Managers may be held without notice if the time and place of such meetings are fixed by the Board of Managers. Special meetings of the Board of Managers shall be held upon four days’ notice by mail or 48 hours’ notice delivered personally or by telephone, facsimile, or telegraph. A notice, or waiver of notice, need not specify the purpose of any regular or special meeting of the Board of Managers.
Confidential and Proprietary:
Disclosure Prohibited

Notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Manager. All such waivers, consents, and approvals shall be filed with the Company records or made a part of the minutes of the meeting.
          5.8.4 Adjournment. A majority of the Managers present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than 24 hours, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the Managers who were not present at the time of the adjournment.
          5.8.5 Location. Meetings of the Board of Managers may be held at any place within or without of the State of Kansas which has been designated in the notice of the meeting or, if not stated in the notice or if there is no notice, at the principal executive offices of the Company or any other place designated by resolution of the Board of Managers.
          5.8.6 Telephonic Meetings. Managers may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Managers participating in such meeting can hear one another. Participation in a meeting pursuant to this Paragraph constitutes presence in person at such meeting.
          5.8.7 Activities Requiring Unanimous Approval of Managers. Unless only one class of Managers shall then be appointed in accordance with the provisions of Paragraph 5.1 hereof, the approval of both classes of Managers shall be required to approve all activities of the Company, including without limitation: (i) annual operating budgets, (ii) annual capital expenditure budgets, (iii) appointing and removing the Executive Manager and the Company’s chief executive officer, secretary and other key administrative personnel, (iv) acquisitions and capital expenditures, other than in accordance with the approved capital expenditure budget, including acquisitions, (v) draws under the capital expenditure loans and line of credit agreements, except to the extent necessary to pay budgeted items, (vi) assessments, (vii) the payment of any compensation to Members or their Affiliates, (viii) any transaction between the Company and a Manager, a Member, or any of their Affiliates, (ix) increases in reserves for purposes of determining Net Cash Flow, (x) amendments to this Agreement or to the Articles of Organization of the Company, (xi) distribution of Net Cash Flow, (xii) approvals of managed care contracts, (xiii) additional joint ventures, (xiv) debt financing, (xv) cash distributions, (xvi) issuance of membership interests to any new Member, (xvii) consent to a sale, assignment, transfer, pledge or hypothecation of any part of a Member’s interest in the Company in accordance with the provisions of Paragraph 6 hereof, (xviii) the dissolution of the Company, and (xix) a capital purchase outside the annual capital expenditure budget.
Confidential and Proprietary:
Disclosure Prohibited

          5.8.8 Ouorum. A majority of the authorized number of each class of Managers constitutes a quorum of the Board of Managers for the transaction of business.
          5.8.9 Action of Board. Every act or decision done or made by the mutual consent of both classes of Managers at a meeting duly held at which a quorum is present is the act of the Board of Managers (expressly including without limitation those activities enumerated in Paragraph 5.87 hereof). A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Managers, if any action taken is approved by both classes of Managers.
          5.8. 10 Actions Taken Without Meeting. Any action required or permitted to be taken by the Board of Managers may be taken without a meeting, if all Managers shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board of Managers. Such action by written consent shall have the same force and effect as a unanimous vote of such Managers.
     5.9 Meetings of and Voting by Members.
          5.9.1 Location. All the meetings of Members shall be held at the principal executive office of the Company, or at any other place, within or without the State of Kansas, specified by the Board of Managers. The place of any meeting of Members shall be specified in the notice calling such meeting.
          5.9.2 Regular Meetings. The annual meeting of the Members shall be held during the month of January, or such other month as shall be designated by the Board of Managers. Each Member shall be given a minimum of 30 days notice of the date, time and location of the annual meeting.
          5.9.3 Special Meetings. A special meeting of the Members for any purpose or purposes whatsoever may be called at any time by any Manager, or by one or more Members holding Membership Interests entitled to cast, in the aggregate, in excess of 20% of the votes at the meeting. Upon request in writing to any Manager by any Member or Members entitled to call a special meeting of Members, the Manager to whom such request is made forthwith shall cause notice to be given to the Members entitled to vote that a meeting of the Members will be held at a time, requested by the Person or Persons calling the meeting, which shall be not less than ten nor more than two months before the meeting date.
Confidential and Proprietary:
Disclosure Prohibited

          5.9.4 Notice of Meetings.
     (i) Whenever Managers are required or permitted to take any action at a meeting, a written notice of the meeting shall be given not less than ten days nor more than two months before the date of the meeting to each Member entitled to vote thereat. Such notice shall state the place, date and hour of the meeting and the general nature of the business to be transacted, and no other business may be transacted at such meeting.
     (ii) Notice of a Members’ meeting or any report shall be given either personally or by first-class mail or other means of written communication, addressed to the Member at the address of such Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice; or if no such address appears or is given, at the place where the principal executive office of the Company is located or by publication at least once in a newspaper of general circulation in the county in which the principal executive office is located. The notice or report shall be deemed to have been given at the time when delivered personally or deposited in the mail postpaid and correctly addressed to the Member’s address shown on the Company’s current record of Members of when received if sent by other means of written communication.
     (iii) If any notice or report addressed to the Member at the address of such Member appearing on the books of the Company is returned to the Company by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice or report to the Member at such address, all future notices or reports shall be deemed to have been duly given without further mailing if any such notice or report shall be available for the Member at the principal executive office of the Company for a period of one year from the date of the giving of the notice or report to all other Members.
     (iv) When a Members’ meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.
Confidential and Proprietary:
Disclosure Prohibited

          5.9.5 Consents to Members’ Meetings and Actions Without Meetings.
     (1) The actions taken at any meeting of Members, however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Persons entitled to vote, not present in person or by proxy, signs a written waiver of notice or consents to the holding of the meeting or approves of the minutes thereof. All such waivers, consents, and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Attendance of a Person at a meeting shall constitute a waiver of notice of and presence at such meeting except when the Person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Attendance of a Person at a meeting is not a waiver of any right to object to the consideration of matters required by law to be included in the notice but not so included, if such objection is expressly made at the beginning of the meeting. Neither the business to be transacted at nor the purpose of any regular or special meeting of Members need be specified in any written waiver of notice, except that any Member approval at a meeting, other than unanimous approval by those entitled to vote, shall be valid only if the general nature of the proposal so approved is stated in the notice of meeting or in any written waiver of notice.
     (ii) Any action that may be taken at any annual or special meeting of the Members may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken and signed by all the Members, shall be delivered to the Company within 60 days of the record date for that action.
          5.9.6 Quorum.
     (i) Members owning a majority of the Membership Interests, represented in person or by proxy, shall constitute a quorum at a meeting of Members. If a quorum is present at a duly held meeting, the affirmative vote of the majority of the Membership Interests, represented and voting at the meeting on any matter shall be the act of the Members unless the vote of a greater number or voting by classes is required by law, the Articles of Organization or this Agreement.
     (ii) The Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the loss of a quorum, if any action taken after the loss of a quorum (other than adjournment) is approved by the requisite percentage of Membership Interests specified by law, or in the Articles of Organization or this Agreement.
Confidential and Proprietary:
Disclosure Prohibited

     (iii) In the absence of a quorum, any meeting of Members may be adjourned from time to time by the vote of a majority of the Membership Interests represented either in person or by proxy, but no other business may be transacted, except as provided above.
          5.9.7 Voting Rights of Members.
     (i) Except as otherwise provided by Law and except as may be otherwise provided in the Articles of Organization or this Agreement, each outstanding Membership Interest shall be entitled to a number of votes equal to its Percentage multiplied times 100 on each matter submitted to a vote of Members.
     (ii) Every Member may authorize another Person or Persons to act by proxy with respect to such Member’s Membership Interests. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Subject to the foregoing, every proxy shall continue in full force and effect until revoked by the Person executing it prior to the vote pursuant thereto. Such revocation may be effected by a writing delivered to the Company stating that the proxy is revoked or by a subsequent proxy executed by the Person executing the prior proxy and presented to the meeting, or, as to any meeting, by attendance at the meeting and voting in person by the Person executing the proxy. A proxy is not revoked by the death or incapacity of the maker unless, before the vote is counted, written notice of such death or incapacity is received by the Company.
          5.9.8 Determination of Members of Record.
     (i) In order that the Company may determine the Members entitled to notice of any meeting or to vote, or entitled to receive any Distribution or to exercise any rights in respect of any other lawful action, a Manager, or Members representing more than 10% of the Membership Interests, may fix, in advance, a record date, which shall not be more than 60 nor less than ten days prior to the date of such meeting nor more than 60 days prior to any other action.
     (ii) If no record date is fixed: (i) the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held; (ii) the record date for determining Members entitled to give consent to Company action in writing without a meeting, shall be the day on which the first written consent is given: (iii) the record date for determining Members for any other purpose shall be at the close of business on the day on which the Board of Managers adopts the resolution relating thereto, or the 60th day prior to the date of such other action, whichever is later.
Confidential and Proprietary:
Disclosure Prohibited

     (iii) A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting unless the Manager or Members who called the meeting fix a new record date for the adjourned meeting, but the Manager or Members who called the meeting shall fix a new record date if the meeting is adjourned for more than 45 days from the date set for the original meeting.
     (iv) Members at the close of business on the record date are entitled to notice and to vote or to receive the Distribution, or to exercise the rights, as the case may be, notwithstanding any Transfer of any Membership Interests on the books of the Company after the record date, except as otherwise provided by Law, in the Articles of Organization or by agreement.
     5.10 Personal Service. Except as otherwise provided in this Agreement, no Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Board of Managers, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.
     5.11 Limitation on Authority of Members.
          5.11.1 No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.
          5.11.2 Any Member who takes any action or binds the Company in violation of this Paragraph 5.11 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.
     5.12 Duties. Except as otherwise expressly provided in the Comprehensive Service Agreement and in this Agreement, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the business of the Company. Except as otherwise expressly provided in the Comprehensive Service Agreement, the organization of the Company shall be without prejudice to the Members’ respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member’s Affiliates.
Confidential and Proprietary:
Disclosure Prohibited

     5.13 Abstention by Member or Manager. Notwithstanding anything in this Article V to the contrary, in the event the Manager shall be entitled to terminate the Service Agreement under Section 7.2 of the Service Agreement, Physician Group shall abstain, and shall cause the Managers appointed thereby to abstain, from any vote or action by the Members or Managers relating to the decision whether to terminate the Service Agreement; provided, however. Physician Group and its Managers shall have a right to be present at any meeting of Members or the Board of Managers called for the purpose of discussing, or making, the decision regarding the termination of the Service Agreement pursuant to the provisions of Section 7.2 of the Service Agreement.
PARAGRAPH 6. TRANSFER OF RIGHTS AND ADDITIONAL MEMBERS.
     6. 1 Transfers by Members. Except as otherwise set forth in this Paragraph 6. a Member may not sell, assign, transfer, pledge or hypothecate all or any part of its interest in the Company without the prior unanimous written consent of the Board of Managers. The Board of Managers. in its sole discretion, may withhold its consent to any such transfer with or without reasonable cause. If a Member receives the consent of the Board of Managers, he may sell his interest in the Company upon the satisfaction of the following conditions:
          6.1.1 The sale, transfer or assignment is with respect to one or more Units.
          6.1.2 The sale, transfer or assignment, when aggregated with any prior sales, transfers or assignments of Company interests, does not result in a sale or exchange within a 12 month period of 50% or more of the total interests in the Company’s capital and profits within the meaning of Code Section 708(b) (provided that such a sale, transfer or assignment may be completed it’ approved by the Board of Managers):
          6.1.3 The Member and his transferee execute, acknowledge and deliver to the Board of Managers such instruments of transfer and assignment with respect to such transaction as are in from and substance satisfactory to the Board of Managers;
          6.1.4 Unless waived in writing by the Board of Managers, the Member delivers to the Board of Managers an opinion of counsel satisfactory to the Board of Managers, covering such securities and tax laws and other aspects of the proposed transfer as the Board of Managers may reasonably request;
          6.1.5 The Member has furnished to the transferee a written statement showing the name and taxpayer identification number of the Company in such form and together with such other information as may be required under Section 6050K of the Code and the Regulations thereunder; and
Confidential and Proprietary:
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          6.1.6 The Member pays the Company a transfer fee that is sufficient to pay all reasonable expenses of the Company (which shall include any and all expenses of the Board of Managers) in connection with such transaction.
     Any Member who thereafter sells, assigns or otherwise transfers all or any portion of his interest in the Company shall promptly notify the Board of Managers of such transfer and shall furnish to the Board of Managers the name and address of the transferee and such other information as may be required under Section 6050K of the Code and the Regulations thereunder.
     Notwithstanding anything herein to the contrary, a Member may collaterally assign or grant to a creditor a security interest solely in his right to receive distributions from the Company.
     6.2 Substituted Member. No Person taking or acquiring, by whatever means, the interest of any Member in the Company, except as provided in Paragraph 6.1 hereof, shall be admitted as a Substituted Member, without the consent of the Board of Managers (which consent may be unreasonably withheld) and unless such Person:
     (i) Elects to become a Substituted Member by delivering notice of such election to the Company;
     (ii) Executes, acknowledges and delivers to the Company such other instruments as the Board of Managers may deem necessary or advisable to effect the admission of such Person as a Substituted Member, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement; and
     (iii) Pays a transfer fee to the Company in an amount sufficient to cover all reasonable expenses connected with the admission of such Person as a Substituted Member.
     6.3 Basis Adjustment. Upon the transfer of all or part of an interest in the Company, at the request of the transferee of the interest the Tax Matters Partner may, in its sole discretion, cause the Company to elect, pursuant to Section 754 of the Code or the corresponding provisions of subsequent law, to adjust the basis of the Company properties as provided by Sections 734 and 743 of the Code
     6.4 Transfer by the Columbia Sub and Physician Group. Notwithstanding any of the provisions of this Agreement to the contrary, the Columbia Sub and Physician Group may transfer, convey, sell or assign their interest herein to any Columbia Affiliates or Physician Group Affiliates, respectively.
Confidential and Proprietary:
Disclosure Prohibited

     6.5 Admission of Additional Members.
          6.5.1 The Board of Managers is authorized to issue Membership interests in the Company to Persons are eligible and to admit them to the Company as Additional Members, which in all instances shall comply with applicable securities laws. The Board of Managers is also authorized to issue additional Units to raise capital for the Company or for such other purposes as are permitted under terms of this Agreement (including, without limitation, the admission of Additional Members). The Board of Managers shall determine the consideration for such additional Units; provided, however, that such consideration shall be based on fair market value of the Company and any assets to be contributed to the Company (as determined by the Board of Managers and supported by a recent appraisal of an independent third-party with substantial experience in appraising healthcare assets). The Board of Managers shall have complete discretion in setting the other terms and conditions with respect to the Company for admitting Additional Members. The consideration must be fully paid in cash or property at the time of subscription. The Board of Managers will not permit any Person to become an Additional Member unless (a) such Person certifies in writing to the Board of Managers that the Person is eligible as a Member and agrees to be bound by the terms of this Agreement, and (b) if the Board of Managers deems it necessary or advisable, such Person enters into a noncompetition agreement with the Company that is satisfactory to the Board of Managers in all respects. The Board of Managers shall do all things necessary to comply with the Act and is authorized to do all things it deems to be necessary or advisable in connection with the Act and is authorized to do all things it deems to be necessary or advisable in connection with the Company for admitting any Additional Member, including, but no limited to, complying with any statute, rule, regulation or guideline issued by any federal, state or other governmental agency.
     (b) The Board of Managers shall treat the issuance and sale of additional Units as a contribution to the Company of the proceeds of the sale of such additional Units, and the Company shall retain the net amount of all such proceeds. As such, each Member shall retain all Units held by it and the Sharing Percentages of all Members shall be adjusted appropriately in accordance with Paragraph 3 hereof.
     6.6 Transfer Procedures. The Board of Managers shall establish a transfer procedure consistent with this Paragraph 6 to ensure that all conditions precedent to the admission of a Substituted Member or Additional Member have been complied with, and shall execute a certificate that such covenant has been complied with and shall, upon the written request of any Member, deliver to such Member a copy thereof.
     6.7 invalid Transfer. No transfer of an interest in the Company that is in violation of this Paragraph 6 shall be valid or effective, and the Company shall not recognize any improper transfer for the purposes of making allocations, payments of profits, return of capital contributions or other
Confidential and Proprietary:
Disclosure Prohibited

distributions with respect to such Company interest, or part thereof. The Company may enforce the provisions of this Paragraph 6 either directly or indirectly or through its agents by entering an appropriate stop transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed transfers not in accordance with this Paragraph 6.
     6.8 Distributions and Allocations in Respect of a Transferred Ownership Interest. If any Member sells, assigns or transfers any part of his interest in the Company during any accounting period in compliance with the provisions of this Paragraph 6, Company income, gain, deductions and losses attributable to such interest for the respective period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the applicable accounting period in accordance with Code Section 706(d), using the daily proration method. All Company distributions on or before the effective date of such transfer shall be made to the transferor, and all such Company distributions thereafter shall be made to the transferee. Solely for purposes of making Company tax allocations and distributions, the Company shall recognize a transfer on the day following the day of transfer. The Company shall not incur any liability for making Company allocations and distributions in accordance with the provisions of this Paragraph 6.8, whether or not the Board of Managers or the Company has knowledge of any transfer of any interest in the Company or part thereof where the transferee is not admitted as a Substituted Member.
     6.9 Additional Requirements of Admission to Company. The Board of Managers shall not admit any Person as a Member if such admission would have the effect of causing the Company to be re-classified for federal income tax purposes as an association (taxable as a corporation under the Code), or which would violate any Medicare or other health care law, rule or regulation, or which would violate applicable exemptions from securities registration and securities disclosure provisions under federal and state securities laws.
     6.10 Amendment to Exhibit B The Manager shall amend Exhibit B attached to this Agreement from time to time to reflect the admission of any successor Manager. Substituted Members or Additional Members, or the termination of any Member’s interest in the Company.
PARAGRAPH 7. RIGHT TO LIQUIDATE OR PURCHASE COMPANY INTERESTS.
     7.1 Right of First Refusal. Subject to the restrictions on transfer set forth in Paragraph 6 hereof. if any Member receives or obtains an offer from a third-party to acquire in any manner all or any part of his interest in the Company, which offer the Member intends to accept, the Member shall promptly notify the Board of Managers in writing of the offer received, including the name of the offeror. the number of whole or partial Units offered to be purchased, the proposed purchase price and the other terms and conditions of the offer. The Company shall have the option for a period of 60 days from the day it receives notice of such offer to purchase such Member’s interest in the Company on the same terms and conditions contained in the offer. The Company may exercise its option by notifying the Member proposing to sell prior to the end of the 60 day period of its intent to exercise the option. In the event the Company does not elect to exercise its right to purchase such
Confidential and Proprietary:
Disclosure Prohibited

Member’s Interest in the Company pursuant to this Paragraph 7.1. then the Members shall have the right to purchase such Member’s interest pro rata based on their Sharing Percentages. If (i) the Company and the Members fail to or indicate in writing that they will not exercise the option to purchase such Member’s Interests, or if the Company exercises the option but fails to effect the purchase within the prescribed period and (ii) the Board of Managers consents to the transfer in accordance with the provisions of Paragraph 6 hereof, the Member may convey or dispose of the part of the Member’s interest in the Company that was the subject of the offer but only at the price, terms and conditions, and to the party specified in the offer notice to the Company. If terms and conditions more favorable to the proposed purchaser than, or in any material manner different from, those offered to the Company should be agreed to by the Member, the Company shall again have the option to purchase the selling Member’s interest in the Company which is subject to the more favorable or different purchase terms in accordance with this Paragraph 7. Upon purchase by the Company pursuant to this Paragraph 7.1, the Member’s interest shall be liquidated by the Company. The Company shall not be liable or accountable to any Member which attempts to transfer its interest in the Company for any loss, damage, expense, cost, or liability resulting from the Company’s exercise or failure to exercise the purchase option under this Paragraph 7, delay in notifying the Member of the Company’s intention not to exercise the purchase option, or its enforcement of the requirements of this Paragraph 7 in the event that it elects not to exercise the purchase option. The Company’s failure to exercise the purchase option or to indicate in writing that it is electing not to exercise the option shall not be deemed a consent of the Company to allow any third party transferee to become a Substituted Member, such consent being controlled by the provisions of Paragraph 6 hereof.
     7.2 Federal Income Tax Treatment. In the event the Company exercises the right to liquidate any Member’s interest in the Company under this Paragraph 7, 100% of all payments made by the Company to such Member hereunder in consideration for such Member’s Company interest will, for federal income tax purposes, be classified as a Code Section 736(b) payment except for such Member’s share of the Company’s “unrealized receivables,” as defined in Code Section 751(c) which will be classified as a Code Section 736(a)(1) payment. The Tax Matters Partner shall conclusively determine or cause to be determined any such Member’s share of “unrealized receivables.” Neither the Company nor the Tax Matters Partner shall be liable to any Person for any inaccuracy in determining any such Member’s share of the Company’s “unrealized receivables.”
PARAGRAPH 8. DISSOLUTION.
     8.1 Causes. Each Member expressly waives any right which he or it might otherwise have to dissolve the Company except as set forth in this Paragraph 8. The Company shall be dissolved upon the first to occur of the following
     (i) The Approval by the Members of an instrument dissolving the Company.
     (ii) The dissolution of the Company by judicial decree, and
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     (iii) The Board of Managers in its reasonable discretion determines that a rule, ordinance, regulation, statute or government pronouncement has or may be enacted that would make any material aspect of this Agreement or the activities conducted by the Company unlawful or eliminate or substantially reduce, either directly or indirectly, the benefits that would accrue to the Members with respect to continuing the Company’s business operations.
     Nothing contained in this Paragraph 8 is intended to grant to any Member the right to dissolve the Company at will (by retirement, resignation, withdrawal or otherwise), or to exonerate any Member from liability to the Company and the remaining Members if it dissolves the Company at will. Any dissolution at will of the Company, including dissolution caused under Paragraph 8.1 (ii), shall be in contravention of this Agreement for purposes of the Act. Dissolution of the Company under Paragraph 8.1(iii) shall not constitute a dissolution at will.
      8.2 Reconstitution. If the Company is dissolved as a result of an event described in Paragraph 8.1(i) or 8.1(ii), the Company may be reconstituted and its business continued if, within 90 days after the date of dissolution, all Members affirmatively elect to reconstitute the Company. agree on the identity of the new manager or managers, and execute an instrument confirming such facts. If the Company is reconstituted, an amendment to this Agreement shall be executed.
PARAGRAPH 9. WINDING UP AND TERMINATION.
     9.1 General. If the Company is dissolved and is not reconstituted, the Board of Managers or a Liquidator shall commence to wind up the affairs of the Company and to liquidate and sell the Company’s assets. The party or parties actually conducting such liquidation in accordance with the foregoing sentence, whether the Board of Managers or another Person acting as a Liquidator is herein referred to as the “Liquidator.” The Liquidator (if other than the Board of Managers) shall have sufficient business expertise and competence to conduct the winding up and termination of the Company and, in the course thereof, to cause the Company to perform any contracts which the Company has or thereafter enters into. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Company property under such liquidation, having due regard for the activity and condition of the relevant market and general financial and economic conditions. The Liquidator (if other than the Board of Managers) appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and those Members who own at least 80% of the aggregate Members’ Sharing Percentage. The Liquidator may resign at any time by giving 15 days prior written notice and may be removed at any time, with or without cause, by written notice of Members who own at least 80% of the aggregate Members’ Sharing Percentage. Upon the death dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all the rights, powers and duties of the original Liquidator) will, within 30 days thereafter, be appointed by those Members who own at least 80% of the aggregate Members’ Sharing Percentage, evidenced by written appointment and acceptance. The right to appoint a successor or
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substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. The Liquidator shall have and may exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the Board of Managers under the terms of this agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions. The Liquidator shall not be liable to the Members except to the extent provided in the Act and shall, while acting in such capacity on behalf of the Company, be entitled to the indemnification rights to the fullest extent permitted under the Act.
     9.2 Court Appointment of Liquidator. If, within 90 days following the date of dissolution or other time provided in Paragraph 9.1, a Liquidator or successor Liquidator has not been appointed in the manner provided therein, any interested party shall have the right to make application to any United States Federal District Judge (in his individual and not judicial capacity) for the District of Kansas for appointment of a Liquidator or successor Liquidator, and the Judge. acting as an individual and not in his judicial capacity, shall be fully authorized and empowered to appoint and designate a Liquidator or successor Liquidator who shall have all the powers, duties, rights and authority of the Liquidator herein provided.
     9.3 Liquidation. The Liquidator shall give all notices to creditors of the Company and shall make all publications required by the Act. In the course of winding up and terminating the business and affairs of the Company, the assets of the Company (other than cash) shall be sold, its liabilities and obligations to creditors, including any Members who made loans to the Company as provided in Paragraph 3.7.2 hereof, and all expenses incurred in its liquidation shall be paid, and all resulting items of Company income, gain, loss or deduction shall be credited or charged to the Capital Accounts of the Members in accordance with Paragraph 3 hereof. All Company property shall be sold upon liquidation of the Company and no Company property shall be distributed in kind to the Members. Thereafter, all Company assets shall be distributed among all Members having positive Capital Account balances (as determined after giving effect to all adjustments attributable to allocations of items of profit and loss realized by the Company during the Fiscal Year in question (including items of profit and loss realized on the liquidation) and all adjustments attributable to contributions and distributions of money and property effected prior to such distribution), pro rata in accordance with such positive Capital Account balances. This distribution shall be made no later than the end of the fiscal year during which the Company is liquidated (or, if later, 90 days after the date on which the Company is liquidated). Upon the completion of the liquidation of the Company and the distribution of all the Company funds, the Company shall terminate and the Liquidator shall have the authority to execute and record all documents required to effectuate the dissolution and termination of the Company. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members may instead be distributed to a trust established for the benefit of the Members for the purposes of liquidating Company property, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the
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Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator. in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.
     9.4 Creation of Reserves. After making payment or provision for payment of all debts and liabilities of the Company and all expenses of liquidation, the Liquidator may set up such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company.
     9.5 Final Statement. Within a reasonable time following the completion of the liquidation. the Liquidator shall supply to each of the Members a statement which shall set forth the assets and the liabilities of the Company as of the date of complete liquidation, each Member’s pro rata portion of distributions under Paragraph 9.2 hereof, and the amount retained as reserves by the Liquidator under Paragraph 9.3 hereof.
PARAGRAPH 10. BANK ACCOUNTS; BOOKS; RECORDS; ACCOUNTING; TAX ELECTIONS .
     10.1 Bank Accounts; Investments. The Board of Managers may (i) establish one or more bank accounts into which all Company funds shall be deposited or (ii) deposit Company funds in a central account established in the name of Columbia or a Columbia Affiliate, provided that detailed separate entries are made on the books and records of the Company and on the books and records of Columbia or such Columbia Affiliate with respect to amounts received from the Company and deposited in such central account for the account of the Company and provided further that withdrawals from such central account shall be made only for the purpose of disbursing funds to the Company, paying Company costs, expenses, or liabilities, or making distributions to the Members under this Agreement. The daily balances of the funds of the Company deposited into such central account shall bear interest at a rate equal to the Federal AA Composite Commercial Paper Rate. Funds deposited in the Company’s bank accounts may be withdrawn only to pay Company debts or obligations or to be distributed to the Members under this Agreement. Company funds, however, may be invested in such securities and investments, as the Board of Managers may select, until withdrawn for Company purposes.
     10.2 Books and Records. The Board of Managers shall keep books of account and records relative to the Company’s business. The books shall be prepared in accordance with generally accepted accounting principles using the method of accounting approved by the Tax Matters Partner (as defined below). The method of accounting approved by the Board of Managers shall also be used by the Company for income tax purposes. The Company’s books and records shall at all times be maintained at the principal business office of the Company or its accountants (and to the extent required by the Act, at the registered office of the Company) and shall be available for inspection by the Members or their duly authorized representatives during reasonable
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business hours. The books and records shall be preserved for four years after the term of the Company ends.
     10.3 Determination of Profit and Loss; Audited Financial Statements. All items of Company income, expense, gain, loss, deduction and credit shall be determined with respect to, and allocated in accordance with, this Agreement for each Member for each Company fiscal year. Within 90 days after the end of each Company fiscal year, the Board of Managers shall cause to be prepared, at Company expense, financial statements of the Company for the preceding fiscal year, including, without limitation, a balance sheet, profit and loss statement, statement of cash flows and statement of the balances in the Members’ Capital Accounts, prepared in accordance with the terms of this Agreement and generally accepted accounting principles consistently applied with prior periods. These financial statements shall be available for inspection and copying during ordinary business hours at the reasonable request of any Member, and will be furnished to any other Member upon written request therefor.
     10.4 Tax Returns and Information. The Members intend for the Company to be treated as a partnership for tax purposes, but not for any other purposes. The Board of Managers shall prepare or cause to be prepared all federal, state and local income and other tax returns which the Company is required to file and shall furnish such returns to the Members, together with a copy of each Member’s Form K-1 and any other information which any Member may reasonably request relating to such returns, within the period required by law (including any applicable extension period available under the Code).
     10.5 Tax Audits. The Columbia Sub shall be the “tax matters partner” of the Company under Section 6231 (a)(7) of the Code (the “Tax Matters Partner”). The Columbia Sub shall inform the Members of all matters which may come to its attention in its capacity as tax matters partner by giving the Members notice thereof within ten days after becoming so informed. The Tax Matters Partner shall not take any action contemplated by Sections 6222 through 6232 of the Code unless the Tax Matters Partner has first given the Members notice of the contemplated action and received the Approval of the Members to the contemplated action. This provision is not intended to authorize the Tax Matters Partner to take any action which is left to the determination of the individual Member under Sections 6222 through 6232 of the Code.
     10.6 Fiscal Year. The Company fiscal year shall be the calendar year.
     10.7 Title to Property of the Company. All real and personal property acquired by the Company shall be acquired and held by the Company in the name of the Company.
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PARAGRAPH 11. SPECIAL COVENANTS OF THE MEMBERS.
     11.1 Members Right of First Refusal.
          11.1.1 The Physician Group hereby grams the Company the right to manage any new office location and agrees to pay the Company a management fee in the amount, and subject to the conditions, as set forth in the Service Agreement. Nothing in this Paragraph 11 is intended to prevent a Member from being a member of the medical staff, or referring patients to, any other hospital.
          11.1.2 Columbia Sub hereby grants the Company the right to acquire any medical practice, or to hire any physician, that Columbia Sub proposes to hire and employ in Harvey County, Kansas. If the Company shall not exercise its right to acquire any such medical practice or hire any such physician that Columbia Sub deems advisable, then Columbia Sub shall provide Physician Group with a proposal (the “Columbia Proposal”) that contains the terms of a firm offer that Columbia Sub desires to deliver to such practice or physician. The Physician Group shall have the right to make an offer to any such practice or physician that contains substantially the same terms and conditions as set forth in the Columbia Proposal. If the Physician Group does not make such offer to the practice or the physician within 30 business days after the receipt of the Columbia Proposal, then Columbia Sub, or an Affiliate thereof, may deliver the Columbia Proposal to such practice or physician and may proceed to the closing of any such acquisition of the practice or hiring of the physician in accordance with the terms set forth in such proposal.
     11. 2 Limitation. In the event of an actual or threatened breach by any Member of Paragraph 11.1 hereof, the Board of Managers shall be entitled to an injunction in any appropriate court in Harvey County, Kansas, restraining the actual or threatened breach by such Member. Nothing herein stated shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.
PARAGRAPH 12. GENERAL PROVISIONS.
     12.1 Assurances. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Board of Managers deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.
     12.2 Notification. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a “Notice”) required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage
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prepaid, return receipt requested, or actually transmitted by the Person giving Notice by electronic means to the recipient. Any Notice to be given hereunder by the Company shall be given by the Board of Managers. A Notice must be addressed or transmitted to a Member at the Member’s last known address or facsimile number as reflected in the records of the Company. A Notice to the Company must be addressed to the principal executive office of the Company. A Notice delivered personally will be deemed given only when acknowledged in writing by the Person to whom it is delivered. A Notice that is sent by mail will be deemed given five days after it is mailed correctly addressed and with first class postage affixed. A Notice given by electronic means will be deemed given when actually transmitted to the recipient. Any party may designate, by Notice to all of the others, substitute addresses or addressees for Notices; and, thereafter, Notices are to be directed to those substitute addresses or addressees.
     12.3 Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.
     12.4 Complete Agreement. This Agreement and the Exhibits and Addenda attached hereto constitute the complete and exclusive statement of the agreement among the Members concerning the Company and supersede all prior written and oral statements, including any prior representation, statement, condition, or warranty. This Agreement may not be amended without the written consent of Members holding Sharing Percentages in excess of 80% of the total then issued and outstanding.
     12.5 Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Kansas.
     12.6 Paragraph Titles. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.
     12.7 Binding Provisions. This Agreement is binding upon, and to the limited extent specifically provided herein, inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and assigns.
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     12.8 Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the appropriate United States District Court or State court located in: Harvey County, Kansas.
     12.9 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.
     12.10 Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.
     12.11 Counterparts. This Agreement may be executed in two or more counterparts. each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
     12.12 Estoppel Certificate. Each Member shall, within ten days after written request by the Board of Managers, deliver to the Board of Managers in care of the secretary a certificate stating, to the Member’s knowledge that; (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by any requesting Person, or if there is a default, the nature and extent thereof.
     12.13 Dispute Resolution Procedure.
          12.13.1 Procedure. The Members shall attempt to resolve any disputes by reasonable businesslike negotiations in accordance with the following procedures, and without resort to litigation.
          12.13.2 Special Meetings. Any Member or any Members who own in the aggregate 20% or more of the aggregate Sharing Percentage of the Company may call a special meeting (“Special Meeting”) for the resolution of disputes. The Special Meeting shall be held at a mutually agreeable location no sooner than ten days nor later than 15 days of a written request for the meeting, which request shall specify the nature of the dispute to be resolved. The Special Meeting shall be attended by non-attorney representatives of the Members, who shall attempt in good faith to resolve the dispute and shall have reasonable authority to do so.
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          12.13.3 Mediation. If the dispute has not been resolved within 20 days after conclusion of the Special Meeting, any Member or any Members who own in the aggregate 20% or more of the aggregate Sharing Percentage of the Company may initiate mediation by delivering written notice to the other. Both Members shall attend and participate in the mediation, which shall be non-binding and without prejudice to any other rights or remedies which any party may have. The mediation proceeding shall be commenced within 30 days after the notice initiating mediation is delivered, and shall be conducted in Harvey County, Kansas by an impartial third party mediator who shall be selected by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in accordance with its procedures. The mediator, who shall have relevant healthcare background or experience satisfactory to the parties, shall be given any written statement(s) of the parties and may inspect any applicable documents. The mediator shall call a meeting of the members within ten business days of his/her selection. This meeting shall be attended by representatives of the members with reasonable authority to resolve the dispute. All costs of the mediation (including attorneys’ fees and costs and any mediation fees and expenses incurred) shall be borne by the Company unless the mediator determines that one of the members has acted frivolously or in bad faith. The comments or findings of the mediator shall be non-binding and without prejudice to the rights of any party.
          12.13.4 Settlement. If a result of the mediation, a voluntary settlement is reached and the Members agree that such settlement shall be reduced to writing, then the Members also agree that (a) the mediator shall be appointed an arbitrator for the sole purpose of signing the mediation agreement; (b) the agreement shall have the same force and effect as an arbitration award; and (c) judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.
          12.13.5 Applicable Law. The Special Meeting and mediation proceedings shall be subject to the applicable laws of the State of Kansas.
          12.13.6 Statutes of Limitation. This dispute resolution procedure shall not in any way affect any statutes of limitation relating to any claim, dispute or other matter arising out of this Agreement.

THE HERTZLER CLINIC, P.A., a Kansas Professional Association
By:	/s/ Dwane M. Beckenhauer
	Name:	Dwane M. Beckenhauer, M. D.
	Title:	President
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Disclosure Prohibited

KANSAS HEALTHCARE MANAGEMENT COMPANY, INC., a Kansas corporation
By:	/s/ Dwane M. Beckenhauer
	Name:	Dwane M. Beckenhauer, M.D.
	Title:	President

PIONEER VALLEY HOSPITAL, INC. D/B/A COLUMBIA HALSTEAD HOSPITAL, a Utah Corporation
By:	/s/ Kevin Gross
	Name:	Kevin Gross
	Title:	Vice President
Confidential and Proprietary:
Disclosure Prohibited

FIRST AMENDMENT TO AMENDED AND RESTATED OPERATING AGREEMENT
OF
KANSAS HEALTHCARE MANAGEMENT SERVICES, LLC
     This First Amendment to the Amended and Restated Operating Agreement of Kansas Healthcare Management Services. LLC. dated as of the 29th day of July 1998. is by and among Pioneer Valley Hospital. Inc. d/b/a Columbia Halstead Hospital (“Columbia Sub”). The Hertzler Clinic, P.A. (the “Physician Group”) and Kansas Healthcare Management Company. Inc. (“Executive Manager”). which parties constitute all of the members (the “Members”) of Kansas Healthcare Management Services. LLC (the “Company”). Capitalized terms not herein defined shall have the meanings ascribed thereto in the Company’s Amended and Restated Operating Agreement. dated as of September 12, 1997 (the “Operating Agreement”).
     WHEREAS. the Physician Group has applied to the Manager for one or more loans (collectively, the “Loans”) of capital to be secured by the Physician Group’s Membership Interest in the Manager and. in the event of the termination of the Comprehensive Service Agreement. dated September 12. 1997. by and between the Manager and the Physician Group (the “Service Agreement”). secured by any amounts owing to the Physician Group held by the Manager in the Physician Group Account;
     WHEREAS. the Manager has determined that the fair market rate of interest to be charged for a loan of capital to the Physician Group secured by its Membership Interest in the Manager equals the prime rate of interest charged to commercial customers by the nation’s leading lending institutions as reported in the Wall Street Journal under the caption “Money Rate-Prime Rate” (the “Prime Rate”) plus two percent (2.0%): and
     WHEREAS. the parties hereto desire to amend the Operating Agreement to set forth the terms under which the Manager shall be permitted to lend money to the Physician Group:
     WHEREAS, the parties hereto desire to make such other temporary amendments to the Operating Agreement as they deem appropriate:
     NOW THEREFORE. in consideration of the premises and the mutual covenants set forth herein. the parties hereto agree as follows:
      Section 1. Authority of Manager to Make Loans. The Manager shall be permitted to make Loans. at any time and from time to time up to a total of Five Hundred Thousand Dollars ($500,000) pursuant to the terms and subject to the conditions hereinafter set forth.
      Section 2. Loan Committee. Because any transaction between the Physician Group and the Manager shall constitute a transaction with an interested party. the Members hereby establish a Loan Committee. which committee shall consist of the Columbia Managers and shall have the exclusive authority. in the name and on behalf of the Manager. to approve any loans made by the Manager to the Physician Group and to enforce the terms of any promissory notes issued in connection with such loans and any security interest granted with respect to such loans. The Loan Committee shall have the right to refuse in its sole and absolute discretion to make a loan for any reason and to conduct a due diligence review of the Physician Group at any time, and from time to time including without limitation to inspect and make copies of any financial or corporate records of the Physician Group.
     Section 3. Terms of Loan:
          3.1 The loans made by the Manager to the Physician Group shall be demand loans that bear an annual rate of interest equal to the Prime Rate plus two percent (2.0%).
          3.2 Any loan made by the Manager to Physician Group shall be evidenced by a promissory note substantially in the form attached hereto as Exhibit I (collectively, “the Notes”).
          3.3 The Principal Amount as defined in Exhibit 1. plus all accrued and upaid interest for the Loans shall be repaid in full no later than twenty-four (24) months after the funds are made available to the Maker, as defined in Exhibit 1.
      Section 4. Events of Default. For so long as any indebtedness under the Notes (including without limitation, the costs and expenses of collection and penalties and late fees thereunder) shall be outstanding if any of the following events (“Events of Default”) shall occur and be continuing:
          (a) The Physician Group shall fail to pay the interest or principal on any of the Notes within five (5) calendar days of when due; or
          (b) The Physician Group shall default in the performance of any covenant or provision of the Service Agreement and such default continues for a period of ten (10) days: or
          (c) Any representations or warranty made by the Physician Group to the Manager during the course of any due diligence review of the Manager or in any certificate instrument or written statement made by the Physician Group to the Manager in connection with the Operating Agreement. Service Agreement or any Loan shall prove to have been incorrect when made in any material respect: or
          (d) The Physician Group shall fail to pay any indebtedness for borrowed money owing by the Physician Group or any interest or premium thereon when due (or if permitted by the terms of the relevant document within any applicable grace period), whether such indebtedness shall become due by scheduled maturity by required prepayment by acceleration by demand or otherwise or shall fail to perform any term covenant or agreement on its pan to be performed under any agreement or instrument evidencing or securing or relating to any indebtedness owing by the Physician Group when required to be performed if the effect of such failure to pay or perform is to accelerate or to permit the holder of the indebtedness to accelerate the maturity of such indebtedness: or

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          (e) The Physician Group shall be involved in any financial difficulties as evidenced by (i) its admission in writing of its inability to pay its debts generally as they become due: (ii) its commencement of a voluntary case under Title 11 of the United States Bankruptcy Code as from time to time in effect. or by its authorizing by appropriate corporate proceedings. the commencement of such a voluntary case: (iii) its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing any involuntary case under said Title 11. or seeking. consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition: (iv) the entry of an order for relief in any involuntary case commenced under said Title 11. which order is not dismissed within sixty (60) days: (v) its seeking relief as a debtor under any applicable law of an jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. or by consenting to or acquiescing in such relief: (vi)the entry of an order by a court of competent jurisdiction (A) finding it to be bankrupt or insolvent. (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors. or (C) assuming custody of or appointing a receiver or custodian for all or a substantial part of its property. which order is not dismissed within sixty (60) days: or (vii) its making an assignment for the benefit of or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property: or
          (f) Any judgment. writ, warrant of attachment or execution or similar process shall be issued or levied against the Physician Group or its properties in an amount in excess of ten percent (10%) or more of the value of the Physician Group’s assets. income or stockholders’ equity and such judgment. writ or similar process shall not be released. vacated or fully bonded within sixty (60) days after its issue or levy: or
          (g) The termination of the Service Agreement for any reason whatsoever:
then. in any such event, the Loan Committee by notice to the Physician Group may declare an event of default after which declaration: (i) the entire unpaid principal amount of the Notes. all interest accrued and unpaid thereon and all other amounts payable under the Notes shall be forthwith due and payable and (ii) if payment of the total amount owing under subsection (i) hereof is not paid in full by the Physician Group within five (5) calendar days. the Physician Group’s Capital Account in the Manager shall, without any action on the part of the Physician Group’s Membership Interests in the Manager shall be reduced proportionally: provided, however, that in the event the Service Agreement shall be terminated for any reason whatsoever, the Manager shall have the right to withhold such amount from any distribution to Physician Group of collections deposited in the Physician Group Account.
     Section 5. Security Interest. Upon the request of the Manager the Physician Group shall execute any Security Agreement and file any instruments or documents required to perfect a security interest in the Membership Interests or the amounts owing to the Physician Group from the Physician Group Account, including, without limitation, filing a Form UCC-l at the locations required to perfect a security interest under the laws of Kansas then in effect.

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     Section 6. Temporary Amendment to Exhibit A. For the six (6) month period beginning June 30. 1998 and ending December 31. 1998. Section 3.4.4 of Exhibit A of the Operating Agreement shall be amended as follows:
The physician Group shall not be obligated to make any Liquidated Damages Payment hereunder in the event it shall hire. on or before the 180th day immediately following the date on which the Physician’s employment with the Physician Group shall have been terminated, a Replacement Physician (as defined below). In the event the Physician Group shall hire a Replacement Physician after the 180th day, but on or before the 270th day. immediately following the termination of the Physicians employment then the amount of the Liquidated Damages payment owing by the Physician Group to the Company shall be reduced by an amount equal to the product of(a) the amount of Liquidated Damages Payment owing by the Physician Group and (b) one minus a fraction (x) the numerator of which is equal to the number of days that shall have elapsed during the period beginning on the 180th day. and ending on the 270th day. immediately following the termination of the Physician’s employment and (y) the denominator of which is equal to 90. As used herein the term “Replacement Physician” shall mean any physician or physicians hired by the Physician Group who shall perform the same duties as the Physician whose employment with the Physician Group shall have been terminated, and shall be approved by the Managing Board, in its reasonable judgment. based upon the following five factors: (i) specialty of medical practice: (ii) education and training: (iii) experience: (iv) board certification or eligibility for board certification: and (v) any of the matters set forth in Section 6.1 of the Service Agreement.
This amendment shall expire on December 31. 1998. and beginning January 1. 1999 the original terms of Section 3.3.4 of Exhibit A of the Operating Agreement shall be in full force and effect.
     Section 7. Operating Agreement. The terms of the Operating Agreement not amended hereby shall, except as the context unambiguously requires. remain in full force and effect.
     Section 8. Entire Agreement. This Amendment. together with the portions of the Operating Agreement not amended hereby. contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede and replace all other prior agreements. whether written or oral. among the parties hereto.
     Section 9. Counterparts. This Amendment may be executed in one or more counterparts. each of which shall be deemed an original and all of which together shall constitute one and the same document.

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THE HERTZLER CLINIC. P.A.. a Kansas Professional Association,
By:	/s/ Dwane M. Beckenhauer, M.D.
	Name:	Dwane M. Beckenhauer, M.D.
	Title:	President

KANSAS HEALTHCARE MANAGEMENT COMPANY. INC., a Kansas corporation
By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Title:	Secretary

PIONEER VALLEY HOSPITAL, INC. D/B/A COLUMBIA HALSTEAD HOSPITAL. a Utah corporation
By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Title:	[ILLEGIBLE]

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